AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2008
REGISTRATION NO. 333-153409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SunPower Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3939 North First Street
San Jose, California 95134
(408) 240-5500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Thomas H. Werner
Chief Executive Officer
SunPower Corporation
3939 North First Street
San Jose, California 59134
(408) 240-5500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
R. Todd Johnson
Stephen E. Gillette
Jones Day
2882 Sand Hill Road, Suite 240
Menlo Park, California 94025
(650) 739-3939
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     On September 10, 2008, SunPower Corporation (“SunPower”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-153409) (the “Registration Statement”) relating to 42,033,287 shares of SunPower’s class B common stock, par value $0.001 per share (“Class B common stock”), proposed to be distributed in a spin-off (the “spin-off”) by Cypress Semiconductor Corporation (“Cypress”) via a dividend to stockholders of Cypress. Cypress set the close of trading on the New York Stock Exchange on September 17, 2008 as the record date for determining the Cypress stockholders of record entitled to receive shares of Class B common stock in the spin-off.
     The Registration Statement was effective automatically upon filing with the SEC. This post-effective amendment is being filed solely to disclose the distribution ratio for Class B common stock to be distributed in the spin-off.
     Cypress has announced that its shareholders will receive .27426764 shares of Class B common stock for each share of Cypress common stock held as of the record date for the spin-off. The distribution of the Class B common stock will be made after the close of trading on the New York Stock Exchange on September 29, 2008.

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
     The following is a statement of the expenses (all of which are estimated) to be incurred by us in connection with a distribution of securities registered under this registration statement:

SEC registration fee	$—
NASDAQ Listing Fees	$50,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous expenses	$5,000

Total	$130,000

Item 15. Indemnification of Directors and Officers
     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Further subsections of Section 145 of the DGCL provide that:
•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
     Article VIII of SunPower’s currently effective restated certificate of incorporation (i) authorizes the indemnification of directors and officers (the “Indemnitees”) to the fullest extent authorized by the DGCL, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, and (iii) authorizes SunPower to maintain certain policies of insurance to protect itself and any of its directors, officers or employees.
     SunPower has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933. SunPower has also entered into agreements to indemnify certain of its directors and executive officers in addition to the indemnification provided for in its restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of SunPower’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer of SunPower or at SunPower’s request.
     The foregoing is only a general summary of certain aspects of Delaware law and SunPower’s restated certificate of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and SunPower’s restated certificate of incorporation.
Item 16. Exhibits

Exhibit No.	Description

3.1*	Form of Restated Certificate of Incorporation of SunPower Corporation (incorporated by reference to Exhibit 3.(i)2 to the Registrant’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 15, 2005).

3.2*	Form of Restated Certificate of Incorporation (expected to become effective in connection with the spin-off) (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

3.3*	Form of By-laws of SunPower Corporation (incorporated by reference to Exhibit 3.(ii)2 to the Registrant’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 11, 2005).

4.1*	Rights Agreement, dated as of August 12, 2008, by and between the Registrant and Computershare Trust Company, N.A., as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock, the form of Certificate of Designation of Series B Junior Participating Preferred Stock and the forms of Right Certificates, Assignment and Election to Purchase and the Summary of Rights attached thereto as Exhibits A, B, C and D, respectively (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

4.2*	Indenture, dated February 7, 2007, by and between SunPower Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2007).

Exhibit No.	Description

4.3*	First Supplemental Indenture, dated February 7, 2007, by and between SunPower Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2007).

4.4*	Form of Second Supplemental Indenture, by and between SunPower Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2007).

4.5*	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2006).

4.6*	Specimen Class B Stock Certificate (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 10, 2008).

5.1*	Opinion of Jones Day regarding validity (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 10, 2008).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (incorporated by reference to Exhibit 23.1 to the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 10, 2008).

23.2*	Consent of Jones Day (included in Exhibit 5.1)(incorporated by reference to Exhibit 23.2 to the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 10, 2008).

24.1*	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 10, 2008).

*	Incorporated by reference to exhibits previously filed by the Registrant with the SEC.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ''Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 24th day of September, 2008.

SUNPOWER CORPORATION
By:	/s/ Thomas H. Werner
Thomas H. Werner
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. Werner	Chief Executive Officer (Principal	September 24, 2008

Thomas H. Werner	Executive Officer) and Director

/s/ Emmanuel T. Hernandez	Chief Financial Officer (Principal	September 24, 2008

Emmanuel T. Hernandez	Financial and Accounting Officer)

*	Chairman of the Board	September 24, 2008

T. J. Rodgers

*	Director	September 24, 2008

W. Steve Albrecht

*	Director	September 24, 2008

Betsy S. Atkins

*	Director	September 24, 2008

Patrick Wood

*	Director	September 24, 2008

Uwe-Ernst Bufe

By:	*/s/ Thomas H. Werner	September 24, 2008
Thomas H. Werner
Attorney-in-Fact